FIRST AMENDING AGREEMENT

To the Consulting Agreement dated 24th of March, 2006

This Agreement is made July 11, 2007;

This is the First Amending Agreement to the Consulting Agreement made the 24th of March 2006 by and between Silverado Gold Mines Ltd. (“Silverado”) and Smith Canciglia Consulting Inc., Terri D. Smith, and Henry R. Canciglia (collectively the “Parties”);

Whereas:

A. The Parties wish to clarify the intended meaning of the words “public relations” as used in recitals 7 and 9 (found on page 1) of the Consulting Agreement; and

B. Terri D. Smith (“Smith”) and Henry R. Canciglia (“Canciglia”) have agreed to expand their services on behalf of Smith Canciglia Consulting Inc. for Silverado by increasing their lobbying services in the state of Mississippi;

Therefore:

1.

The Parties agree that the intention of the words “public relations” as used in the 7th and 9th recitals of the Consulting Agreement means the activities performed by Smith Canciglia Consulting Inc. in the course of lobbying Members of Congress, specifically the creating of good will between legislators and Silverado; and

2.

In consideration of Smith and Canciglia expanding their services as described in recital B above, Silverado agrees to issue to them an additional 200,000 shares each on the 15th day of each month commencing with the month of July 2007 and ending with the month of January 2008.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

SILVERADO GOLD MINES LTD.

By:	/s/ Garry L. Anselmo
Garry L. Anselmo
President and CEO

SMITH CANCIGLIA CONSULTING, INC.

By:	/s/ Henry R. Canciglia	By:	/s/ Terri D. Smith
	Henry R. Canciglia, President		Terri D. Smith, Secretary

	/s/ Henry R. Canciglia		/s/ Terri D. Smith
	Henry R. Canciglia, Individually		Terri D. Smith, Individually

MEDIA CONSULTING AGREEMENT

THIS MEDIA CONSULTING AGREEMENT (hereinafter referred to as the “AGREEMENT”) made this 11th day of July, 2007 by and between SILVERADO GOLD MINES LTD. (“SILVERADO”) of 1111 West Georgia Street, Suite 505, Vancouver, B.C., Canada, V6E 4M3 and SCC Management Corp. (“SCC”), and its officers, Terri D. Smith, President (“Smith”), and Henry R. Canciglia, Secretary/Treasurer (“Canciglia”) of 20949 Lohengrin Court, Ashburn, Virginia 20147, collectively the parties (“Parties”), set forth the following:

RECITALS

     A. WHEREAS SILVERADO desires to develop and commercialize Low-Rank Coal-Water Fuel and Hydrothermal Treatment technology (the “Green Fuel Project”) as a national alternative energy program that is fully recognized and supported by the U.S. federal and state governments; and

     B. WHEREAS SILVERADO desires that a comprehensive and strategically designed media relations program be implemented to effectively publicize and enhance the image of SILVERADO’s Green Fuel Project and, from time to time, SILVERADO’s mining activities; and

     C. WHEREAS SILVERADO desires increased recognition, national prominence and further desires that SCC design, implement and manage a comprehensive, strategic media campaign to achieve that goal; and

     D. WHEREAS SCC is capable of providing SILVERADO media consulting services (the “Services”) that offers an aggressive, results-oriented, high-quality, professional program that is specifically tailored to meet SILVERADO’s media requirements; and

     E. WHEREAS SCC is willing to provide SILVERADO the Services in connection with media issues relating to the Green Fuel Project and, as requested by SILVERADO, its mining activities, as outlined herein; and

     F. WHEREAS SCC represents a team of professionals who are highly capable and willing to provide media consulting services to Silverado under the auspices of SCC: and

     G. WHEREAS SCC is willing to direct and manage such team;

     THEREFORE IN CONSIDERATION of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

COVENANTS

     1. The foregoing recitals are incorporated herein and are made a substantive part of the AGREEMENT.

     2. SILVERADO hereby retains, and grants permission and full authority to SCC to manage that part of SILVERADO’s media relations relating to the Green Fuel Project and its mining activities that is mutually agreed upon.

     3. SCC agrees to provide the Services within the limits of authority given to SCC herein and on behalf of SILVERADO. Specifically, SCC agrees under the terms of the AGREEMENT to provide the following Tier Services to and on behalf of SILVERADO:

BASELINE TIER:

  Develop and implement a results-oriented media strategy to achieve SILVERADO’s goals
  Provide the team’s efforts to achieve maximum effectiveness
  Provide recommendations and assessments to SILVERADO on media matters
  Perform analysis of current media efforts, including but not limited to:
    Earned media (news articles, interviews, etc.)
    Unearned media (paid for advertising such as BTV, Internet)
    Cost effectiveness for various types of advertising

TIER ONE:

  Generate and/or conduct interviews with general media outlets
  Generate Mississippi-based media
  Issue high quality press releases for Green Fuel and, as requested, on mining

TIER TWO:

  Generate Canadian Media (Largely mirrors USA program minus government focus)
  Write and place SILVERADO by-line articles in financial press
  Write and place SILVERADO by-line articles in trades (energy, science, conservation)

TIER THREE:

  Produce professionally written Garry Anselmo editorials
  Accomplish strategic placement and timing of Garry Anselmo editorial in national media
  Obtain media coverage in financial media
  Obtain media coverage in trades (energy, conservation, environmental & science media)

TIER FOUR:

  Provide media training for appropriate individuals
  Generate niche media and articles focusing on government and congressional audiences

TIER FIVE:

  Generate on the ground press conferences and/or media tours as needed including Washington, DC, New York, and Vancouver, BC

TIER SIX:

  Handle crisis communication pertaining to SILVERADO
  Obtain coverage in high-yield, high-circulation, premium price subscription newsletters

     4. SILVERADO may, during the term of this AGREEMENT, increase the Services provided beyond the baseline and six tiers of service as outlined above and/or add additional Services if mutually agreed to in writing by and between SILVERADO and SCC

     5. SCC will ensure that Smith and Canciglia are available on behalf of SCC to perform the Services for and on behalf of SILVERADO.

     6. Notwithstanding the date of execution of this AGREEMENT, the effective date (“Effective Date”) of this AGREEMENT shall by July 1st, 2007.

     7. In consideration of SCC providing the Services to SILVERADO, SILVERADO agrees to pay, effective July 1, 2007 and for the duration of the AGREEMENT, a fee for such work to SCC in the amount of Twenty-three Thousand Seven Hundred Dollars (US $23,700) per month as outlined in sections A and B below.

     A. Thirteen Thousand Eight Hundred Dollars ($13,800) on or before the 1st day of each month and

     B. Ninety-nine Hundred Dollars ($9,900) on or before the 15th day of each month.

     8. SILVERADO will reimburse SCC for reasonable out-of-pocket expenses actually and properly incurred by SCC in providing the Services. SCC will provide statements of all and any expenses submitted for reimbursement and will, upon the request of SILVERADO, provide proper receipts and invoices.

     9. SILVERADO agrees to submit for prompt review and comment all media information not prepared by SCC and available to SILVERADO prior to release by SILVERADO in an effort to preclude any media accidents, embarrassments, and other issues that would be injurious to the project, the company and/or federal and state funding.

     10. SCC agrees to make itself immediately available to work with Dr. Warrack Willson, VP of Technology, Silverado Green Fuel Inc to assist in the technical editing of any SILVERADO statement or article prior to its release for the sole purpose of assuring technical accuracy.

     11. Except as reasonably required to perform the Services, SCC agrees not to disclose to any person, business or entity or use of its own purposes, any confidential information (“Confidential Information”) concerning the business or affairs of SILVERADO, which it may acquire while providing the Services. SILVERADO shall notify SCC if any information that it is providing to SCC is deemed sensitive and/or confidential. SCC agrees not to prematurely or selectively disclose any such sensitive and/or confidential information to any outside person, shareholder, business, or entity unless first agreed to by SILVERADO.

     12. All obligations of SCC with respect to Confidential Information will remain in effect after the conclusion or termination of any and all agreements by and between SILVERADO and SCC.

     13. The Services shall not include:

          A. services involved with the offer/sale of securities in capital-raising transactions:

          B. services whose intended and primary purpose is to maintain a market for the securities of SILVERADO;

          C. services comprising investor relations or shareholder communications;

          D. consultation or activities in connection with financing that involves any issuance of SILVERADO’s securities, whether equity or debt.

     14. SCC, in providing the Services for and on behalf of SILVERADO:

          A. shall comply with applicable federal, state, foreign and local laws and regulations; and

          B. shall not make any misrepresentation regarding the business of SILVERADO.

     15. SILVERADO or SCC may terminate this AGREEMENT at their option upon the breach by either of them of any of their respective obligations contained herein 30 days after written notice of such breach if not cured within such 30-day period.

     16. The duration of this AGREEMENT shall be for a period of seven (7) months commencing on the Effective Date of the AGREEMENT, and may be extended for an additional twelve (12) months upon written notice (by SILVERADO to SCC) sixty (60) days prior to the expiration date of this AGREEMENT under the terms and conditions of this AGREEMENT if mutually agreed to by and between SILVERADO and SCC.

     17. This AGREEMENT shall in no way be construed as an exclusive contract or grant of SILVERADO’s media relations and SILVERADO shall have the right to employ others for similar or like services.

     18. Neither Party shall be liable for any unforeseeable event beyond its reasonable control, where such event is not caused by the fault or negligence of a Party and where such event causes a Party to be unable to perform its obligations under the AGREEMENT. Should such an event occur, the Party unable to perform shall promptly notify the other Party. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of such event. All Parties agree to work together diligently to cure such event.

     19. In the event that SILVERADO fails to make any payment(s) or compensation required hereunder or any agreements currently in effect with SCC and/or Smith and Canciglia as and when due, then SCC shall have the right to suspend all services until all past due payment(s) and/or compensation have been remedied.

     20. All notices pertaining to or required by this AGREEMENT shall be in writing and shall be delivered by hand or overnight courier. Either Party may change its address for notice by written notice to the other Party.

     21. Unless arrangements are made in writing, the relationship of SCC to SILVERADO shall be that of an independent contractor. SCC and SILVERADO shall not be considered agents of one another (except as necessary or required incidental to the Services) or joint ventures or partners. Both SILVERADO and SCC shall maintain sole and exclusive control over its personnel and sub-contractors, and have sole and exclusive control over the methods and means of carrying out their respective responsibilities hereunder.

     22. SCC warrants that the Services described in this AGREEMENT shall be carried out in a professional manner to achieve the goals and objectives set forth by SILVERADO, but due to the nature of the Services to be provided, SCC can make no express or implied warranty/guarantee as to any outcome whatsoever.

     23. This AGREEMENT shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia. Any dispute arising between the Parties shall be decided by the courts of the Commonwealth of Virginia.

     24. This AGREEMENT may be modified only if mutually agreed to in writing by and between SILVERADO and SCC.

     IN WITNESS WHEREOF, the Parties guarantee that they are authorized to sign this agreement, and have caused this AGREEMENT to be executed on the date first above written.

SILVERADO GOLD MINES LTD.
By its authorized signatory:

/s/ Garry L. Anselmo
Garry L. Anselmo
Chief Executive Officer

SCC MANAGEMENT CORP
By its authorized signatory:

/s/ Terri D. Smith	/s/ Henry R. Canciglia
Terri D. Smith	Henry R. Canciglia
President	Secretary/Treasurer

/s/ Terri D. Smith	/s/ Henry R. Canciglia
Terri D. Smith	Henry R. Canciglia